Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

Community Healthcare Trust Incorporated

Franklin, Tennessee

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated February 26, 2016, relating to the consolidated financial statements and schedules of Community Healthcare Trust Incorporated appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. We also consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of (a) our report dated March 24, 2016, relating to the Historical Statement of Revenues and Certain Direct Operating Expenses for the year ended December 31, 2015 of the Treasure Coast Medical Pavilion Property, (b) our report dated March 24, 2016, relating to the Historical Statement of Revenues and Certain Direct Operating Expenses for the year ended December 31, 2015 of the Rockside Medical Property, (c) our report dated April 19, 2016, relating to the Historical Statement of Revenues and Certain Direct Operating Expenses for the year ended December 31, 2015 of the Parkway Professional Plaza Property, and (d) our report dated September 13, 2016, relating to the Historical Statement of Revenues and Certain Direct Operating Expenses for the year ended December 31, 2015 of the Mercy Health Medical Office Building Property, each of which appears in the Current Report on Form 8-K filed by the Company with the SEC on September 13, 2016.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Nashville, Tennessee

September 13, 2016